Exhibit 99.1 - Press Release

For Immediate Release

                   Consolidated Capital of North America, Inc.
 Announces Adjournment of Special Meeting of Shareholders Due to Lack of Quorum


Denver,  Colorado,  June 6, 2000.  Consolidated  Capital of North America,  Inc.
(OTC: CDNO) announced today that a Special Meeting of Shareholders held yesterday was adjourned until 2:00 p.m., on Monday, June 12, 2000 due to a lack of quorum.

The sole purpose of the Special Meeting is to vote on a proposal by the Company to increase the Company's number of authorized shares of common stock from the current number of 200,000,000 to 850,000,000. If approved by the shareholders, the increased number of authorized shares would be used to continue to pursue the Company's previously announced debt for equity exchange, and to pursue financing opportunities that may appear in the future.

The vote of the proxies received prior to the meeting on June 5, 2000, were as follows:

                           Votes For               97,638,998
                           Votes Against            1,383,972
                           Abstain                    130,900


Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties relating to the Company's lack of assets, operations and working capital. Therefore, the actual results of actions described above may differ materially from those anticipated in this press release.

Contact:
---------
Megan McCloskey
Investor Services
888-313-8051